                                                                    Exhibit 11.1

                                   SYBASE, INC
                              --------------------
                          COMPUTATION OF LOSS PER SHARE

                                   (unaudited)

                                                       Quarter Ended June 30,          Six Months Ended June 30,
                                                    -----------------------------   --------------------------------
      (In thousands, except for per share data)        1996            1995             1996              1995
                                                    ------------   --------------   --------------    --------------
Actual weighted average shares
outstanding for the period:
      Common stock                                        74,927           71,025           74,243            70,504

Dilutive employee stock options
      and warrants (1)                                         0                0                0                 0

Weighted average shares in common stock
      equivalents of Powersoft Corporation (2)                 0                0                0                 0
                                                    ------------   --------------   --------------    --------------
Total common and common
      equivalent shares                                   74,927           71,025           74,243            70,504
                                                    ============   ==============   ==============    ==============

Net income (loss)                                       ($24,564)         ($9,170)        ($31,470)         ($26,606)
                                                    ============   ==============   ==============    ==============

Net income (loss) per share                               ($0.33)          ($0.13)          ($0.42)           ($0.38)
                                                    ============   ==============   ==============    ==============

(1) Computed using the treasury stock method. Not included if anti-dilutive.

(2) On an as converted basis using the merger conversion ratio of 1.6 shares of Sybase, Inc. common stock and equivalents for each share of Powersoft Corporation common stock and equivalents.

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